CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Management and Organization” and “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, each dated March 1, 2026, and each included in this Post-Effective Amendment No. 333 on the Registration Statement (Form N-1A, File No. 333-57793) of SPDR® Series Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports, dated December 22, 2025, with respect to Roll Yield (formerly, SPDR Bloomberg Enhanced Roll Yield Commodity Strategy No K-1 ETF) (the “Fund”) (one of the funds constituting SPDR® Series Trust) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended October 31, 2025, into this Registration Statement filed with the Securities and Exchange Commission.

Boston, Massachusetts

February 25, 2026